As filed with the Securities and Exchange Commission on July 26, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IKANOS COMMUNICATIONS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	47669 Fremont Boulevard Fremont, CA 94538	73-1721486
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, of Registrant’s principal executive offices)	(I.R.S. Employer Identification No.)

STAND-ALONE STOCK OPTION AGREEMENT

(Full title of the plan)

Michael A. Ricci

President and Chief Executive Officer

Ikanos Communications, Inc.

47669 Fremont Boulevard

Fremont, CA 94538

(510) 979-0400

(Name, address, and telephone number, including area code, of agent for service)

Copy to:

John T. Sheridan, Esq.

Arthur F. Schneiderman, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	300,000 shares	$7.04(2)	$2,112,000	$64.84

(1)	This registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	The proposed maximum offering price per share was determined pursuant to Rule 457(h)(1) of the Securities Act of 1933, solely for purposes of calculating the registration fee, to be equal to $7.04 per share, the closing sale price of Ikanos’ common stock, as reported on The Nasdaq Global Market on June 4, 2007, the date of grant.

PART I

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents and information previously filed with the SEC by the Registrant are incorporated by reference herein.

1.	Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

2.	Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2007 as filed with the SEC.

3.	Registrant’s Current Reports on Form 8-K as filed with the SEC on March 27, 2007, May 8, 2007, and June 7, 2007.

4.	The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-51532) filed with the SEC on September 19, 2005 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended, including all material incorporated by reference therein and any subsequently filed amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s certificate of incorporation and bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, the registrant has entered into separate indemnification agreements with its directors and officers which will require the registrant, among other things, to indemnify them against expenses, judgments, fines, settlements, and other amounts and certain liabilities (including with respect to a derivative action) in connection with any proceeding, whether actual or threatened, which may arise by reason of their status as directors, officers or certain other employees. This indemnification obligation is conditioned on such person having acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the registrant. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder. At present, no litigation or proceeding is pending that involves a director or officer of the registrant regarding which indemnification is sought, nor is the registrant aware of any threatened litigation that may result in claims for indemnification.

The registrant maintains a directors’ and officers’ insurance policy. The policy is expected to insure directors and officers against unindemnified losses arising from certain wrongful acts in their capacities as directors and officers and reimburse the registrant for those losses for which the registrant has lawfully indemnified the directors and officers. The policy will contain various exclusions, none of which apply to the offering.

These indemnification provisions and the indemnification agreements to be entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Document
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered.

10.1 (1)	Form of Stand-Alone Stock Option Agreement for Michael A. Ricci.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 5).

(1)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed with the SEC on June 7, 2007.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on July 24, 2007.

IKANOS COMMUNICATIONS, INC.

By:	/s/ Cory J. Sindelar
Cory J. Sindelar
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael A. Ricci and Cory Sindelar and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to the registration statement.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael A. Ricci	Director, President and Chief Executive Officer	July 24, 2007
Michael A. Ricci	Principal Executive Officer

/s/ Cory J. Sindelar	Chief Financial Officer	July 24, 2007
Cory J. Sindelar	Principal Financial and Accounting Officer

/s/ Danial Faizullabhoy	Director	July 25, 2007
Danial Faizullabhoy

/s/ Michael Goguen	Director	July 24, 2007
Michael Goguen

/s/ Michael Gulett	Director	July 24, 2007
Michael Gulett

/s/ Paul G. Hansen	Director	July 24, 2007
Paul G. Hansen

INDEX TO EXHIBITS

Exhibit Number	Document
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, as to legality of securities being registered.

10.1 (1)	Form of Stand-Alone Stock Option Agreement for Michael A. Ricci.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1).

24.1	Power of Attorney (see page 5).

(1)	Incorporated by reference from Registrant’s Current Report on Form 8-K filed with the SEC on June 7, 2007.